Exhibit 99.1

                CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports First Quarter 2023 Results, Including Earnings per Diluted Share of $1.74

SCOTTSDALE, Ariz., Apr. 26, 2023—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the first quarter ended March 31, 2023. Reported net income in the first quarter was $191 million, or $1.74 per diluted share. This was up from $177 million, or $1.44 per diluted share, in the first quarter of 2022.

First quarter 2023 highlights included the following, as compared to the first quarter 2022:

•	Home closings declined eight percent to 2,541 homes, which generated revenue of $1.6 billion.

•	Home closings gross margin improved 80 basis points to 23.9 percent.

•	Net sales orders declined seven percent to 2,854, which represented a monthly absorption pace of 2.9 per community versus 3.1 a year ago.

•	SG&A as a percentage of home closings revenue increased 30 basis points to 9.9 percent.

•	Homebuilding lots decreased five percent to approximately 73,000 homesites, or 5.9 years of supply, of which 3.4 years was owned.

•	Controlled lots as a percentage of total lot supply increased approximately 300 basis points to 42 percent.

•	Book value per share increased 32 percent to $44.04.

•	Return on equity improved 480 basis points to 23.9 percent.

“I am pleased to share the results of our first quarter, which outperformed our expectations across all key metrics due to our team’s strong execution and stabilizing market dynamics. We delivered 2,541 homes at a strong home closings gross margin of 23.9% and efficient SG&A ratio of just 9.9%. Most notably, this gross margin was up 80 basis points year over year due to our ongoing focus on operational enhancements and our balanced approach to to-be-built and spec home sales,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“Despite the modest decline in revenue, our focus on improving operating margins through strategic efficiencies allowed us to deliver a more than 20% increase in diluted earnings to $1.74 per share and 32% growth in our book value to $44 per share. These strong results drove a nearly 500 basis point increase in our return on equity to approximately 24%. We ended the quarter with approximately $2 billion in total liquidity and our homebuilding net debt-to-capital ratio declined further to an all-time low of 21%, leaving us with significant financial flexibility to invest in our business to drive returns as we move forward.”

Palmer continued, “Following a strong early start to the year, positive sales momentum accelerated further into March, consistent with typical seasonal patterns despite the uncertainties facing the market. In total, during the quarter, our gross sales orders improved to a healthy monthly pace of 3.4 per community, the highest level since the third quarter of 2021, while our cancellation rate declined to more normalized levels at 14% of gross orders. This drove our monthly net sales pace to 2.9 per community as compared to 1.9 in the fourth quarter and 3.1 a year ago. This momentum has carried through the first three weeks of April, with our sales running at a pace of approximately 3.1 net orders per community. Meanwhile, leading indicators—including sales traffic, mortgage pre-qualifications and digital home reservations, which remained our top conversion source at a rate of 40% in the first quarter—point to continued strength.”

“While we are greatly encouraged by the recent improvement in sales and consumer sentiment, we also recognize the uncertainty surrounding interest rates and economic conditions. Given our balanced portfolio, scale and financial strength, we believe we are well positioned to navigate the near-term market volatility while remaining grounded in our long-term approach to disciplined capital allocation and market positioning. Our leadership and field teams are accustomed to operating within these dynamic market conditions, and our playbook will continue to emphasize smart growth, operational efficiencies and an exceptional customer experience,” said Palmer.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•

Home closings revenue declined two percent to $1.6 billion, driven by an eight percent decline in home closings to 2,541, partially offset by a seven percent increase in average closing price to $635,000.

•

Home closings gross margin improved 80 basis points to 23.9 percent. The improvement was driven by strength in to-be-built home sales margins, which were up year over year and stronger than spec sale margins, as well as the ongoing benefit of operational enhancements. These tailwinds were partially offset by higher construction costs and the impact from increased incentives and other net price adjustments.

•

SG&A as a percentage of home closings revenue increased just 30 basis points to 9.9 percent from last year’s record first quarter low of 9.6 percent despite the decline in revenue and closings, driven by sales and marketing efficiencies and strong cost management.

•	Net sales orders of 2,854 were down seven percent, driven by a similar decline in the monthly absorption pace to 2.9 net sales orders per community and a flat community count of 324.

•	The average net sales order price decreased eight percent to $626,000, driven by net pricing adjustments and an increase in the percentage of spec home sales compared to a year ago.

•	As a percentage of gross orders, cancellations equaled 14.0 percent as compared to 24.4 percent in the prior quarter and 6.4 percent a year ago.

•	Backlog at the end of the quarter was 6,267 sold homes with a sales value of $4.2 billion, which was backed by average customer deposits of approximately $66,000, or 10% per home.

Land Portfolio

•

Homebuilding land acquisition and development spend totaled $321 million, down 19 percent from $394 million a year ago. Development-related spend accounted for 68 percent of the total versus 51 percent a year ago.

•	Homebuilding lot supply was approximately 73,000 owned and controlled homesites, down from 77,000 a year ago.

•	Controlled homebuilding lots as a share of total lot supply was 42 percent, up from 39 percent.

•

Based on trailing twelve-month home closings, total homebuilding lots represented 5.9 years of total supply, of which 3.4 years was owned. This compared to 5.6 years of total supply and 3.5 years of owned supply a year ago.

Financial Services

•	The mortgage capture rate equaled 82 percent, up from 72 percent.

•	Borrowers had an average credit score of 756 and debt-to-income ratio of 38 percent.

Balance Sheet

•

Total available liquidity was approximately $2.0 billion, including $878 million of unrestricted cash and $1.1 billion of capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•

The net homebuilding debt-to-capital ratio was 21.0 percent, down from 35.7 percent a year ago. Excluding $878 million of unrestricted cash on hand, the gross homebuilding debt-to-capital ratio was 30.9 percent.

•

The Company repurchased approximately 109,000 of its outstanding shares for $4 million at an average share price of $32.64. At quarter end, the Company had $276 million remaining on its $500 million share repurchase authorization.

Business Outlook

Second Quarter 2023

•	Home closings are expected to be between 2,600 to 2,700

•	Average closing price is expected to be between $630,000 to $635,000

•	GAAP home closings gross margin is expected to be between 23.0 to 23.5 percent

•	Ending active community count is expected to be between 320 to 325

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 110 million

Full Year 2023

•	Home closings are expected to be between 10,000 to 11,000

•	Average closing price is expected to be around $625,000

•	GAAP home closings gross margin is expected to be approximately 23.0 percent

•	SG&A as a percentage of home closings revenue is expected to be in the high-nine percent range

•	Ending active community count is expected to be between 320 to 325

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 110 million

•	Homebuilding land and development spend is expected to be around $1.6 billion

Quarterly Financial Comparison

($ in thousands)	Q1 2023	Q1 2022	Q1 2023 vs. Q1 2022
Total Revenue	$1,661,857	$1,703,124	(2.4)%
Home Closings Revenue	$1,612,595	$1,644,409	(1.9)%
Home Closings Gross Margin	$385,082	$379,435	1.5%
	23.9%	23.1%	80 bps increase
SG&A	$159,021	$157,265	1.1%
% of Home Closings Revenue	9.9%	9.6%	30 bps increase

CFO Transition

Taylor Morrison announced today that its Board of Directors approved a request from Louis Steffens, EVP and Chief Financial Officer, to step down from his CFO responsibilities, effective May 1, to attend to family needs that will require him to relocate out of Arizona. Mr. Steffens will remain with the Company as EVP of Strategic and Operational Initiatives and assist in the CFO transition.

Curt VanHyfte, the Company’s West Area President, will serve as Interim Chief Financial Officer as we commence a search for Mr. Steffens’ permanent successor. Mr. VanHyfte joined Taylor Morrison in connection with its acquisition of William Lyon Homes in February 2020. In his current role, he oversees and drives operational excellence and growth for Western markets, including those in Arizona, California, Colorado, Washington and Oregon. During his nearly 30-year career in homebuilding, he has held division, regional and national roles in finance and spent time as a Division President in Chicago, St. Louis, Houston and Phoenix for several homebuilders. Mr. VanHyfte earned a B.S. in accounting with a minor in business management from St. John’s University in Minnesota.

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on the Investor Relations portion of Taylor Morrison’s website at www.taylormorrison.com under the Events & Presentations tab.

For call participants, the dial-in number is (844) 200-6205 and conference ID is 833200. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2023, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the scale and scope of the ongoing COVID-19 pandemic; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system as a result of several recent bank failures; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2023	2022
Home closings revenue, net	$1,612,595	$1,644,409
Land closings revenue	4,520	15,610
Financial services revenue	35,149	35,199
Amenity and other revenue	9,593	7,906

Total revenue	1,661,857	1,703,124
Cost of home closings	1,227,513	1,264,974
Cost of land closings	4,345	14,364
Financial services expenses	22,148	24,214
Amenity and other expenses	8,285	6,444

Total cost of revenue	1,262,291	1,309,996
Gross margin	399,566	393,128
Sales, commissions and other marketing costs	92,760	89,123
General and administrative expenses	66,261	68,142
Net income from unconsolidated entities	(1,929)	(1,831)
Interest (income)/expense, net	(1,111)	4,252
Other (income)/expense, net	(4,834)	542

Income before income taxes	248,419	232,900
Income tax provision	57,191	54,439
Net income before allocation to non-controlling interests	191,228	178,461
Net income attributable to non-controlling interests	(177)	(1,758)

Net income available to Taylor Morrison Home Corporation	$191,051	$176,703

Earnings per common share
Basic	$1.76	$1.46
Diluted	$1.74	$1.44
Weighted average number of shares of common stock:
Basic	108,429	121,186
Diluted	110,053	122,657

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$877,717	$724,488
Restricted cash	6,717	2,147

Total cash, cash equivalents, and restricted cash	884,434	726,635
Owned inventory	5,330,548	5,346,905
Consolidated real estate not owned	2,295	23,971

Total real estate inventory	5,332,843	5,370,876
Land deposits	228,117	263,356
Mortgage loans held for sale	186,194	346,364
Lease right of use assets	84,052	90,446
Prepaid expenses and other assets, net	225,381	265,392
Other receivables, net	196,184	191,504
Investments in unconsolidated entities	294,755	282,900
Deferred tax assets, net	67,656	67,656
Property and equipment, net	213,374	202,398
Goodwill	663,197	663,197

Total assets	$8,376,187	$8,470,724

Liabilities
Accounts payable	$247,887	$269,761
Accrued expenses and other liabilities	424,619	490,253
Lease liabilities	92,895	100,174
Income taxes payable	2,977	—
Customer deposits	414,085	412,092
Estimated development liabilities	43,005	43,753
Senior notes, net	1,816,877	1,816,303
Loans payable and other borrowings	338,667	361,486
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	146,334	306,072
Liabilities attributable to consolidated real estate not owned	2,295	23,971

Total liabilities	$3,529,641	$3,823,865
Stockholders’ Equity
Total stockholders’ equity	4,846,546	4,646,859

Total liabilities and stockholders’ equity	$8,376,187	$8,470,724

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended March 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	1,004	937	7.2%	$601,611	$505,998	18.9%	$599	$540	10.9%
Central	731	664	10.1%	463,394	368,575	25.7%	634	555	14.2%
West	806	1,167	(30.9)%	547,590	769,836	(28.9)%	679	660	2.9%

Total	2,541	2,768	(8.2)%	$1,612,595	$1,644,409	(1.9)%	$635	$594	6.9%

Net Sales Orders:

	Three Months Ended March 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	1,079	1,027	5.1%	$644,519	$606,210	6.3%	$597	$590	1.2%
Central	674	887	(24.0)%	384,830	583,279	(34.0)%	571	658	(13.2)%
West	1,101	1,140	(3.4)%	756,344	895,730	(15.6)%	687	786	(12.6)%

Total	2,854	3,054	(6.5)%	$1,785,693	$2,085,219	(14.4)%	$626	$683	(8.3)%

Sales Order Backlog:

	Three Months Ended March 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	2,658	3,309	(19.7)%	$1,775,970	$2,002,530	(11.3)%	$668	$605	10.4%
Central	1,660	3,010	(44.9)%	1,132,928	1,962,538	(42.3)%	682	652	4.6%
West	1,949	3,081	(36.7)%	1,328,187	2,232,878	(40.5)%	681	725	(6.1)%

Total	6,267	9,400	(33.3)%	$4,237,085	$6,197,946	(31.6)%	$676	$659	2.6%

Ending Active Selling Communities:

	As of March 31,		Change
	2023	2022
East	106	121	(12.4)%
Central	98	106	(7.5)%
West	120	97	23.7%

Total	324	324	—

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains on land transfers and extinguishment of debt, net, and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains on land transfers and extinguishment of debt, net. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluation our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) EBITDA and adjusted EBITDA and (ii) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below. Because the company did not experience any material adjustments applicable to (i) adjusted net income and adjusted earnings per common share; (ii) adjusted income before income taxes and related margin; or (iii) adjusted home closings gross margin during the periods presented that would cause such measures to differ from the comparable GAAP measures, such measures have not been separately presented herein.

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(Dollars in thousands)	2023	2022
Net income before allocation to non-controlling interests	$191,228	$178,461
Interest (income)/expense, net	(1,111)	4,252
Amortization of capitalized interest	27,649	30,430
Income tax provision	57,191	54,439
Depreciation and amortization	1,790	1,930

EBITDA	$276,747	$269,512
Non-cash compensation expense	7,533	6,863

Adjusted EBITDA	$284,280	$276,375

Total revenue	$1,661,857	$1,703,124
Net income before allocation to non-controlling interests as a percentage of total revenue	11.5%	10.5%
EBITDA as a percentage of total revenue	16.7%	15.8%
Adjusted EBITDA as a percentage of total revenue	17.1%	16.2%

Debt to Capitalization Ratios Reconciliation

($ in thousands)	As of March 31, 2023	As of December 31, 2022	As of March 31, 2022
Total debt	$2,301,878	$2,483,861	$3,048,373
Plus: unamortized debt issuance cost/(premium), net	10,193	10,767	(2,311)
Less: mortgage warehouse borrowings	$(146,334)	(306,072)	(200,662)

Total homebuilding debt	$2,165,737	$2,188,556	$2,845,400
Total equity	4,846,546	4,646,859	4,094,798
Total capitalization	$7,012,283	$6,835,415	$6,940,198
Total homebuilding debt to capitalization ratio	30.9%	32.0%	41.0%
Total homebuilding debt	$2,165,737	$2,188,556	$2,845,400
Less: cash and cash equivalents	(877,717)	(724,488)	(569,249)

Net homebuilding debt	$1,288,020	$1,464,068	$2,276,151
Total equity	4,846,546	4,646,859	4,094,798

Total capitalization	$6,134,566	$6,110,927	$6,370,949

Net homebuilding debt to capitalization ratio	21.0%	24.0%	35.7%